United States securities and exchange commission logo





                     November 21, 2023

       William J. Betz
       Chief Financial Officer
       NXP Semiconductors N.V.
       60 High Tech Campus
       Eindhoven, Netherlands 5656 AG

                                                        Re: NXP Semiconductors
N.V.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-34841

       Dear William J. Betz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing